Exhibit 10.4

DISTRICT OFFICE 1915 EYE ST NW WASHINGTON, DC 20006 LONDON OFFICE ONE GREAT CUMBERLAND PLACE MARBLE ARCH, LONDON, W1H7AL	LAW OFFICES OF DAVID E. PRICE, PC #3 BETHESDA METRO CENTRE SUITE 700 BETHESDA, MD 20814 --------- Tel (202) 536-5191	MONACO OFFICE SUITE #1, 17 BLVD DE SUISSE MONACO 98000 ISRAEL OFFICE DIAMOND TOWER, 28TH FLOOR 3A JABOTINSKI RD., RAMAT-GAN 52520

TopTier.eu

February 26th, 2019

YAII PN, Ltd.
c/o Yorkville Advisors Global, LP
 1012 Springfield Avenue
Mountainside, New Jersey 07092

Re: Seedo Corp.

Ladies and Gentlemen:

We have acted as counsel to Seedo Corp., a Delaware corporation (the "Company"), in connection with the offering and sale by the Company of up to $550,000 of unsecured Convertible Debentures of the Company (the "Debentures" and the "Offering"). which Debentures are convertible into shares of common stock (the "Shares"). The Offering is subject to the terms and conditions of the Securities Purchase Agreement (the "SPA") dated between the Company and YAII PN, LTD. (the "Investor"). This letter is being furnished pursuant to Section 7(a)(v) of the SPA and is delivered in connection with the fulfillment of one of the conditions precedent to the obligations of the Investor to invest in the Offering. Certain capitalized terms used in this letter without definition are used in this letter as defined in the SPA.

As counsel, we have made such legal and factual examinations and inquiries of such of the Company's officers and directors as we have deemed advisable or necessary for the purpose of rendering this opinion. In addition, we have examined, among other things, originals or copies of such corporate records of the Company, certificates from officers and directors of the Company, certificates of public officials (including. without limitation, certificates of "good standing" issued prior to the date hereof by the Secretary of State of the State of Delaware regarding the existence and good standing of the Company as a corporation under the laws of the State of Delaware) and such other documents that we consider necessary or advisable for the purpose of rendering this opinion including, without limitation, the following documents:

1.          A fully executed copy of the SPA, including, without limitation, the exhibits thereto and representations and warranties of the Company contained therein;

2.          A copy of the Articles of Incorporation, and any amendments thereto, of the Company (the "Articles of Incorporation");

3.          A copy of the Bylaws of the Company (the "Bylaws");

4.          A Stamped copy of Good Standing by the State of Delaware.

5.          Copies of the resolutions adopted by the Board of Directors of the Company authorizing this transaction, executed 21st, February, 2019.

6.          A certificate of the Chief Executive Officer of the Company relating to inter alia. (i) the execution and delivery of the SPA and all documents incident thereto and (ii) all factual matters necessary to enable us to render the opinion set forth herein (the "Certificate"), a copy of which is attached hereto as Exhibit A; and

7.          Copies of all other certificates and documents delivered by the Company and the Investor in connection with the closing of the Offering.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such further records of the Company and such further agreements, certificates of public officials, certificates of officers or representatives of the Company, and other documents. certificates and records, and made such investigations of law, as we have deemed necessary or appropriate for purposes of the opinions set forth herein.

In such examination we have assumed (i) the genuineness of all signatures on original documents, records. certificates, agreements and instruments or copies thereof (ii) the legal capacity of natural persons executing documents, records, certificates, agreements and instruments, (iii) the authenticity and completeness of all documents, records, agreements and instruments submitted to us as originals, and (iv) the conformity to original documents, records, agreements and instruments of all photocopies, facsimile copies and conformed copies of such documents, records, agreements and instruments submitted to us as copies thereof. We have also assumed that all documents, records, agreements and instruments examined by us (including, without limitation, the SPA) to which you are a party have been duly authorized, executed and delivered by you and any other parties (other than the Company) and constitute the legal. valid and binding obligations of you and any other parties (other than the Company) enforceable against such parties in accordance with their terms.

As to facts material to this opinion, we have, without independent investigation, relied upon the accuracy of certificates of public officials and certificates of directors, officers or other representatives of the Company. We have assumed the correctness of all statements of fact contained in these documents, records and instruments. As used in this opinion, the expression "to our knowledge" or "to the best of our knowledge" refers to the current actual knowledge of facts or information known to those attorneys of this firm who have given substantive legal attention to the transactions contemplated by the SPA without conducting any independent investigation, a docket search or search of other records of any court, administrative tribunal or similar entity relating to such matters.

For purposes of this opinion, we have assumed the representations and warranties made by the Company in the SPA (including, without limitation, the schedules, exhibits and attachments thereto) and all other information contained in the SPA are true and correct in all respects, and we do aver that we have no current actual knowledge of facts that would give us a reasonable basis to believe that such assumption is unwarranted.

We have relied upon the Certificate with respect to factual matters relevant to this opinion.

In connection with our opinion relating to the agreements and instruments identified in the Certificate, we have not reviewed, and express no opinion on, (i) financial covenants or similar provisions requiring financial calculations or determinations to ascertain compliance, (ii) provisions relating to the occurrence of a "material adverse event" or words of similar import, or (iii) parole evidence bearing on interpretation or construction.

We have also assumed, without verification, that, with respect to the minutes of all meetings of the Company's Board of Directors or any committees thereof that we have examined, due notice of the meeting was given or duly waived, the minutes accurately and completely reflect all actions taken at the meeting and a quorum was present and acting throughout each meeting.

I am admitted to practice law in the State of Maryland; United States District Court (District of Maryland); Court of Appeals, District of Columbia; United States District Court for the District of Columbia; United States Court of Appeals, 4th Circuit; Supreme Court of the United States and all Federal Courts of the District of Columbia. I express no opinion as to the laws of any jurisdiction except for those of Maryland, Washington, DC, and the Federal securities laws as administered by the SEC referred to herein. For the purposes of rendering this opinion, I have assumed that if a Court applies the laws of a jurisdiction other than the laws of Maryland or the District of Columbia, the laws of such other jurisdiction are identical in all material respects to the comparable laws of the State of Maryland and the District.

Our advice on each legal issue addressed in this letter represents our opinion of how that issue would be resolved by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case could depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

Based solely upon the foregoing and subject to the foregoing limitations and qualifications, it is our opinion that the shares have been duly authorized and, when issued, delivered and paid for by the Investor in accordance with the terms or the SPA, will be validly issued, fully paid and nonassessable.  This opinion is furnished only to the Investor pursuant to Section 7(a)(v) of the SPA and is solely for your benefit in connection with the closing occurring today and the offering of the shares of the Company’s common stock, when issued upon conversion of the convertible debenture will be validly issued.

Without our prior written consent, this opinion may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by, or assigned to, any other person for any purpose, including any other person that acquires the shares or that seeks to assert your rights in respect of this opinion. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur alter the date of this opinion.

Should you have any questions or comments, please do feel free to contact me at any time.

Sincerely yours,

David E. Price, Esq.

DEP/mc
cc: Board of Dirs.